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On May 21, 2007, members of Olin Corporation’s management held a conference call regarding the announced acquisition of Pioneer Companies, Inc. by Olin Corporation.  The following is a transcript of that conference call.

Olin Corporation - Acquisition of Pioneer Cos Inc by Olin Corp Co Call
05/21/2007 10:00 AM (ET)

Operator: Good day everyone and welcome to the Olin Corporation Conference Call. Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Chairman, President, and Chief Executive Officer, Mr. Joseph Rupp. Please go ahead, sir.
Joseph D. Rupp, Chairman, President and Chief Executive Officer
Good morning and thank you for joining us today. With me are John McIntosh, Vice President and President of our Chlor Alkali business; John Fischer, Vice President and Chief Financial Officer; and Larry Kromidas, our Assistant Treasurer and Director of Investor Relations.
Throughout our presentation this morning, we will be referring to the investor slides that were posted on our website earlier this morning. Today is an important and a very happy day for Olin. We announced this morning that we have reached an agreement to acquire Pioneer Companies for $35 a share in cash.
This transaction is consistent with our strategy which we have illustrated on slide 3 of our presentation. First and foremost, this is a positive move toward improving shareholder return. The acquisition should be immediately accretive to both our earnings per share and our return on capital employed. And Pioneer will substantially enhance our leadership position in the merchant chlor alkali market. It affords us opportunities to enhance both the efficiency and profitability of Chlor Alkali and it greatly expands our bleach business which is a strategic thrust that we have discussed consistently with you in the past 18 months.
Finally, this acquisition is consistent with our objective of allocating resources to the businesses that can create the most value. Our Chlor Alkali business has been the highest performing business in our portfolio over the past several years.
Moving to slide 4, as I have said we believe this acquisition is consistent with our strategy and the fact that it is a bolt-on for Alkali business provides us with significant near term cost synergy opportunities. In addition to expanding our position Chlor Alkali, it diversifies our geographic position and makes us the number one industrial bleach manufacture in the United States in part by allowing us to expand into a section of the country that we do not currently serve the Western United States.
I will review the geographic diversity that this acquisition achieves for Olin in detail in just a minute. But first I would like to mention two things, first Pioneer, St. Gabriel facility is an outstanding asset which provides us with pipelining access to the largest non-integrated chlorine consuming complex in North America. And second, the Pioneer bleach business is focused in the Western portion of the United States which compliments Olin's Bleach business, that's focused in the Eastern and Southeastern United States.
I mentioned a moment ago, that we see significant cost synergy opportunities from this transaction. Based on our preliminary analysis, we are highly confident that within the next two years we should achieve $35 million of annual synergies. These will be achieved through the optimization of logistics, purchasing, manufacturing and overhead. In particular, with a greater geographic diversity of the manufacturing facilities, we see a large opportunity to significantly reduce the number of miles that chlorine and caustic soda are shipped. These factors all make this a compelling transaction financially for Olin. We fully expect this to be immediately accretive to earnings and should strengthen our financial position through the cycle.
To provide a perspective, looking backward to 2005 on a pro forma basis, the earnings per share of Olin with Pioneer would have been approximately a $1 per share higher than standalone Olin reported. After the completion of this transaction Olin should continue to have a strong balance sheet and this drove our decision to finance the acquisition with all debt using our forecast for Olin and Pioneer operating results for the balance of 2007 and assuming a year end 2007 closing of pro forma debt-to-EBITDA ratio including Pioneer 2007 EBITDA should be less than two times.
On slide five, we outline the structure of the transaction and there are just a few points I would like to make. The purchase price is $35 per share and we are assuming $120 million of Pioneer convertible debt which will be converted to cash simultaneously with the closing. We do expect assuming a second half 2007 closing, that Pioneer's balance sheet will be in a net cash position at closing. The transaction has been approved by the Board of Directors of both companies and is now subject to Pioneer's shareholder and regulatory approvals.
Moving on to slide six, the major attraction is that it is a focused Chlor Alkali business with significant down stream bleach and hydrochloric acid operations. Pioneer operates four major Chlor Alkali facilities. I've already mentioned their plant St. Gabriel, Louisiana which is a pipeline chlorine supplier physically located in the largest non integrated chlorine consuming complex in the United States. John McIntosh should provide a review of the St. Gabriel expansion project in a minute. But after completion of the project the location will provide us with additional low cost expansion opportunities.
The Becancour facility which is located on the St. Lawrence Seaway is Pioneer's largest plant and is a low cost facility that operates with hydroelectric power. Becancour has significant bleach and hydrochloric acid production capabilities. The Henderson, Nevada facility also contains significant bleach and hydrochloric acid production capabilities. In addition to the bleach manufacturing capabilities of Henderson and Becancour, Pioneer has three bleach plants in the western part of the United States. And as you know, over the past year, Olin has announced several bleach and hydrochloric acid expansion projects.

After completion of these projects and the Pioneer acquisition, between 15 and 20% of the company's total fluorine capacity will be dedicated to the production of value-added bleach and hydrochloric acid. The other Pioneer manufacturing facilities located in Dalhousie, New Brunswick, Canada. It is a smaller plant that manufactures both chlor alkali and sodium chloride. Sodium chloride is a new product and a new opportunity for Olin.
Combination of Pioneer Chlor Alkali and Downstream businesses have, and are continuing to generate excellent margins which should be improved further by cost reductions that will occur once the St. Gabriel expansion project is completed. At the bottom of slide 6, we have highlighted Pioneer's 2005 peak earnings. These earnings, the synergies available from the combination with Olin and cost improvements associated with the St. Gabriel project, caused Olin's management and its Board of Directors to conclude that the acquisition of Pioneer represents an excellent value creation opportunity.
The next few slides in the presentation, slide 7, 8 and 9 are fairly self-explanatory. We provided the last 12 months financial results for both Olin and Pioneer which depicts a $3.7 billion company with $300 million of EBITDA. Slide 8 illustrates the size of the combined entity with the North American market, and slide 9 simply provides a geographic illustration of the combined Olin and Pioneer manufacturing capabilities.
A point I would like to emphasize again is how well the geography of the Pioneer bleach business which is concentrated in the Western United States complements Olin bleach business concentrated in Eastern and South Eastern United States. At this time I would like to turn the call over to John McIntosh, who will discuss both the St. Gabriel project and synergies of the transaction. John?
John McIntosh President, Chlor Alkali Products Division
Thank you, Joe. As most of you probably know, over the past month Pioneer has made several announcements concerning the expansion of our St. Gabriel facility. As Joe mentioned previously the St. Gabriel plant is a pipeline supplier to Geismar, the largest non-integrated fluorine consuming complex in North America and will be a key asset to Olin. Project which is expected to be completed on the fourth quarter of 2008 will increase the plants capacity from 197,000 to 246,000 ECUs per year while installing the most modern membrane cell technology available. The project will also provide a platform from which additional low cost expansions could be made, the combination of the modern membrane cell technology and installation of the capability to utilize liquid [indiscernible] is expected to improve the plant's operating margins by approximately $30 million. I would also like to highlight one additional advantage of this facility. The St. Gabriel plant because i t delivers its chlorine by pipeline has hired ECU netbacks and is only partially exposed to ever-increasing railroad shipping costs. Combination of this cost position, an access to Pioneer's St. Gabriel pipeline customers will be a positive for Olin. I would like to talk for just a moment about the synergies before John Fischer refused the financing and we open the call to questions.
Slide 11 talks about synergies. As Joe stated we are highly confident that within two years that we should achieve $35 million in operating synergies. We are also highly confident that within the first year we should realize synergies equivalent to an annual rate of $20 million. Major areas of synergies will be logistics, purchasing, operations and SG&A expenses. Joe talked a little about the logistics and freight cost opportunities but what makes it an even larger opportunity is the trend line on the escalation of its costs. Specifically within Olin system freight cost per ECU sold have increased substantially since 2004 so, an action that reduces freight will benefit costs.
The other metric that becomes very important is the combined volume of shipments. The combined Olin-Pioneer Chlor Alkali business will ship approximately 1.3 million tons of chlorine and 1.8 million tons of caustic soda annually. The reduction of ton miles shipped represents a large opportunity in both freight and fleet costs, and one I am highly confident will pay positive dividends for the combined company.
Now, I will let John Fischer to discuss the financing plans before we take questions. Thank you.
John E. Fischer, Vice President and Chief Financial Officer
As a follow-up to our first quarter earnings conference call Olin did make the $100 million voluntary contribution to its pension plan that we discussed. That contribution was made during early May. For your reference, we have included an outline of our financing plan on slide 12 of the presentation. It is our intention to finance this acquisition with debt. We believe our current balance sheet can support an all debt transaction and in addition, the accretion associated with an all-debt transaction is approximately 20% greater than a transaction that would include 40 to 50% equity. We expect that the two companies together will have excess cash available at the closing of approximately $250 million which allows us to maintain a cash cushion of approximately $100 million to fund ongoing working capital needs. And Citigroup as provided a bridge loan commitment that would provide adequate financing to close the transaction. Over the next 6 to 10 we eks, we will put in accounts receivable securitization program in place and will increase the size of our revolving credit agreement. We anticipate the receivable securitization program will provide between 250 to $300 million of financing and the increase revolving credit agreement will provide an additional 90 million of financing on top of $125 million that is currently available.
Finally, it is our intention to put 150 to 200 million of long-term financing in place once the transaction closes. All of our assumptions assume that the convertible debt issued by Pioneer earlier this year will be repaid.
On slide 13, we again summarize why we are excited about the transaction, for Olin this is a synergistic bolt-on acquisition that strengthens our existing business while offering compelling financial returns.
Before we conclude, let me remind you that throughout this presentation, we have made statements regarding our estimates of future performance, clearly these are forward-looking statements and results could differ materially from those projected. Some of the factors that could actual results to differ are described in our most recent Form 10-K and in our first quarter earnings release. A copy of our prepared remarks today will be available on our website in the Investor section under Recent Press Releases and Speeches.
Operator, we are now ready to take questions.

Operator: Thank you. [Operator Instructions].
We will go to Don Carson of Merrill Lynch.
Q – Donald Carson
Thank you. John, a question on the quality of the assets that you are buying. How would you compare the cost structure of the Pioneer assets to your own, what industry quartile are they in? And when you think of replacement cost of these assets, what's kind of the benchmark rule of thumb that you use? And then finally, maybe this is more for Joe, just why you are so interested in the bleach business?
A – Joseph Rupp
The – we would consider all of their plants to have unique and specific advantages that make them very positive additions to the Olin system. When you look at them individually, or course Becancour is a very modern plant, a good cost position, access to hydroelectric power and has capabilities to upgrade a significant amount of its chlorine into bleach and HCl. And we think that provides higher margin and improved stability over the cycle. We have obviously talked about St. Gabriel and how well situated it is geographically to points of consumption for chlorine, and how the project will improve significantly the margins at the plant, lowering its cost position and making it a very competitive part of our portfolio.
Henderson is another extremely well located facility that has -- it's really the only major plant with proximity to the West Coast and because of that and it's capabilities to convert chlorine into bleach and HCL, we think that it has a very attractive position as well.
Dalhousie is a small plant, but it is a state-of-the-art sodium chloride facility that is well positioned near a large pulp and paper customer, so we think it's in a very protected position and the chloride marketing calendar right now is very good. So we feel good about the plants, their respective abilities to contribute and where they will fit within the larger portfolio of sites with Olin.
Q – Donald Carson
And can you comment on replacement costs, because I know that St. Gabriel expansion looks to be $290 per ECU ton what would be seems quite low relative to replacement cost?
A
We -- for a greenfield replacement cost based on what construction costs are doing and how fast those have increased recently, we are looking in that 800 to $1000 per annual ECU for a greenfield plant and probably more towards to the upper end of that number, obviously for a brownfield plant or an expansion of its existing site that number is a little bit lower. And you asked question about bleach.
Q – Donald Carson
Yes I mean you talked a lot about bleach and why that is an important part of this transaction, I know you have been expanding your own bleach operations, but what kind of incremental returns you get upgrading into bleach as suppose to just selling that chlorine into the merchant market?
A
We -- we have historically said that one of the -- one of the attractive features of being in the bleach business is that it is more stable, it doesn't have the same volatility as selling chlorine and caustic and it does carry a premium for selling chlorine and caustic in to the other market segments that we use. We haven't typically stated what that premium is but it is a premium that is significant enough in our minds that justifies our interest and investment in this important segment of our business.
Q – Donald Carson
Okay.
A
And part of it, Don, is that it's a growing piece of the business. There is a lot of people industrial-wise who are looking more toward bleach from chlorine.
Q – Donald Carson
Okay. And then just a quick question for John Fischer, what Olin interest rate should we assume that this financing is costing you?
A – John Fischer
I think for estimate purposes if you use 7.5% you will be fine.
Q – Donald Carson
Okay, thank you.
A
Thanks Don.

Operator: We will go next to Frank Mitsch of BB&T Capital Markets.
Q – Frank Mitsch
Congratulations on the deal guys.
A
Thanks Frank.
Q – Frank Mitsch
Can you, following up on the quality assets, can you talk a little bit about the whatever environmental issues Pioneer has relative to sort of the issues that a typical chlor-alkali producer would have, do you envision your environmental spending moving up significantly with this purchase, and if you could just provide a little bit of clarity and what you see there that would be very helpful?
A
John, why don't you answer the spending question.
A – John Fishcer
The spending question we do not see our environmental spending moving up significantly.
A
John, you want to talk about?
A – John McIntosh
No, our diligence and assessment of their sites give us no reason to be concerned that there is any level of environmental issues at the sites that are not typical for operating chemicals facilities.
A
And with the St. Gabriel conversion that's ongoing and I guess its scheduled to be completed by the end of '08. What sort of operating rates is that facility running at for the next 18 months or so, and also there was a discussion by Pioneer that about 150,000 tons of chlorine would be going from its competitors go through the Pioneer pipeline, is that any of your material that that will be displaced by this or is it other competitors that are going to be displaced once St. Gabriel is up and running.
A
There are, probably the majority of the people who are selling chlorine in the merchant market actually place chlorine into that facility and use the pipeline to service customers within the Geismar complex, and that includes Olin. In terms of Geismar's operating rate, it's our understanding from information they have provided us that their operating rates have been at or better than industry averages in recent history.
A
Yeah, we would say that they are fairly high.
A
Yes.
Q – Frank Mitsch
All right. And then I would imagine with the Dell shutdown at the Becancour operates as pretty high as well.
A
That's our information as well Frank.
Q – Frank Mitsch
And then lastly, what's the size of the breakup fee that's affiliated with this transaction?
A
The breakup fee, if we don't close, because they get a topping offer, 3.5%.
Q – Frank Mitsch
Great, terrific. Thank you.
A
Thanks.

Operator: We will go to Harry Matioff [ph], Lehman Brothers.
Q
Hi guys. Question for you from the fixed income side of things. How do you run this transaction by the rating agencies ahead of announcing, and secondly, would you be comfortable dropping down a one rating notch at out of the rating agencies?
A
We have talked primarily with the rating agencies. We have a more formal presentation with them later today. And I think the answer to your question is yes.
Q
Okay, thanks very much.
A
Thank you.
Operator: We will go to Kevin McCarthy of Banc of America.
Q – Kevin McCarthy
Yes, good morning. Quite an endorsement of the Chlor Alkali cycle here, I wonder if you could talk in broad terms about the shape of the cycle as you see it in coming years and also address the subject of international trade with regard to European product coming into the East Coast and essential for Asian product coming into the West Coast, how do you see those international arbitrage window is right now?
A – John McIntosh
Kevin, this is John McIntosh. What we see and what we have used as the basis for our projections is that prices, ECU prices will continue to do move down not dramatically and nowhere near as volatile as we have seen in past – past periods of time as we look out over the next couple of years. And we have reflected that in our own forecast and in our assessment of this transaction.
In terms of imports, imports from Europe tend to be not consistent. There have been periods of time when we have seen European imports into the East Coast, but right now we are seeing very little import activity as Europe tends, in a lot of times of the year to be pretty well balanced from a supply demand standpoint.
Energy does have an impact on the cost of importing products into the West Coast from China and other parts of the Far East. And that energy will continue in our opinion to limit imports from that part of the world predominantly into the West Coast of the US, which has really been the market situation for some period of time now. And we don't see that changing significantly. We do see this transaction as a way for us to participate in the bleach market in the West Coast and we think that is a hedge against any change in cyclicality in the import volumes of caustic.
Q – Kevin McCarthy
Okay great and then with regard to your synergy target of 35 million, how much of that would relate to logistics?
A
We haven't broken that number down but we did mention logistics is really the first of the four broad areas of synergy that we are looking at and so we consider logistics to be probably the biggest opportunity we have in synergies between the two systems and its really driven as we said in our remarks on the geographic diversity of the manufacturing facilities and the fact that we will be able to better optimize the locations that we ship product to meet the customers that we will serve.
Q – Kevin McCarthy
Finally remind us of your price realization on the proposed caustic increase for 2Q and would you have any preliminary comment on prospects for additional increases in 3Q?
A
We don't have any additional comments. What we said in our last earnings call was that we expect that the $40 caustic increase that was announced in November and then the next caustic increase that was announced in February, we expected to see those realizations move into our pricing numbers in the second and third quarter. The chlorine price increase which was announced in February appears to have been accepted in the marketplace and so we would expect to see a positive impact from that as well in the second and third quarter.
Q – Kevin McCarthy
Thank you very much.
A
Thank you.

Operator: We will go to Keith Wiley of Goldman Sachs.
Q – Keith Wiley
Yeah I was just wondering if, is there anything in this acquisition that I know you mentioned that we increase your earnings at the top of the cycles and will it also make your earnings more stable throughout the cycle or is there significant down stream operations here, anything that would add some stability?
A
We believe that it will help our earnings in the trough. We would get the significant benefits from both the synergies and the benefits associated with having more value added down stream products coming instead of selling just chlorine and caustic. So, we think it will help us at both ends of the cycle.
Q – Keith Wiley
Great. Can you sort of discount, what percentage of the acquired if Pioneer is downstream versus upstream, or at least from the EBITDA perspective? I mean is it like 20% or.........
A
Something in the neighborhood of 20% of their chlorine and caustic goes to downstream products today.
Q – Keith Wiley
Great thank you.
A
Thank you.
Operator: We will go to Justin Boisseau of Gates Capital Management.
Q – Justin Boisseau
Hi thanks. I was wondering if you can talk for a second about the process, did you all approach Pioneer today a purchase part of an auction process and second could talk little bit about the plans for Pioneer senior management please?
A
The process is that we entered into discussions; we approached Pioneer over the last 10 months and have been in discussion with them. And we have obviously from the senior management there is, it differs by the management and obviously we will disclose that at appropriate time. But each of the individuals has their own agreements with us going forward.
Q – Justin Boisseau
Okay, thanks.
A
Okay.
Operator: We'll go next to Angi Salam [ph] of Deutsche Bank.
Q
Hi, I was just wondering just on the ratings targets again, is there any sort of target you have in mind or is it just if you are willing to go into the junk category?
A
I think when you look at where we are and what Joe said in his remarks we think after we close on a pro forma basis, we are still going to have debt-to-EBIDTA ratio that will be below 2. So, we think from a real estate credit perspective, it's still going to be a very strong credit.
Q
Okay, so no specific rating target though?
A
No.

Operator: And we will go next to Bob Goldberg of Scopus Asset Management.
Q – Robert Goldberg
Good morning guys.
A
Hi Bob.
A
Good morning Bob.
Q – Robert Goldberg
A strategic question for you, and you are really the only one of the top four players in Chlor-Alkali that currently views Chlor-Alkali as a real core strategic business. I am wondering what do you think of that and what that means for your portfolio, whether the Metals business and Winchester is still fit as well, have about somewhere between 70 to 80% of your earnings coming from Chlor-Alkali, so I am just wondering about the bigger picture for Olin as we look at the next two, three, four, five years, what do you think the company will look like and the role of those other businesses in the grander scheme of things?
Q – Joseph Rupp
Bob, for us Chlor-Alkali is the core business and it's delivering, we believe, returns to our shareholders. We believe that this acquisition with Pioneer enhances that and makes us a bigger and broader company and it gives us the opportunity to continue look at the other parts of the portfolio and do what we need to do to continue to create value for the shareholders.
Q – Robert Goldberg
And then Joe, what about the creating value for the other businesses, any thoughts on Metals and Winchester businesses? And how they fit in, whether you see additional value creation opportunities there?
A – Joseph Rupp
I think the best way to respond to that Bob would be to say that we are continued to work on those businesses and look at them from a strategic basis within the portfolio and to do what's necessary to create value for the shareholders and that's there can be a variety of things as we know.
Q – Robert Goldberg
Okay, but you don't feel limited, it doesn't sound like you feel limited given this transaction and taking further steps to optimize the portfolio?
A
We do not feel limited at all.
Q – Robert Goldberg
Okay, great thank you.
A
Thanks.
Operator: We will go to Aaron Whiteman [ph] of Appaloosa Management.
Q
Hi, guys. Congrats first off for going after a good accretive acquisition. I was wondering how did you guys arrive at a $35 target price or 19% of the cash trading day, when that seems a very small premium?
A
I guess we looked at it two ways. We looked at it against precedent transactions regarding the purchase of Chlor Alkali businesses. And we think that this is, the price we paid for ECU is consistent. And we also looked at it from the standpoint of what's the price relative to the last 12 months, and what's the price relative to their peak earnings, and we find best priced, attractive along both of those bases.
Q
Okay.

Operator: We go to Greg Ransom of Banc of America.
Q – Gregory Ransom
Hi, thanks guys. John, just to go back on the rating agency and the debt rating question real quick, you did say that you guys obviously wouldn't want it, but you would be willing to deliver lower rating that's been the way this transaction is structured?
A – John Fischer
Obviously, we think we have financial metrics that suggest we are an investment grade credit.
Q – Gregory Ransom
Right.
A – John Fischer
I think we anticipate that the rating agencies because we are doing this with all-debt are going to put us on credit watch.
Q – Gregory Ransom
Okay.
A – John Fischer
We accept that fact.
Q – Gregory Ransom
Got it. Thank you.
A
Thanks.
Operator: We will go next to Scott Mittleman of Jefferies Asset Management.
Q – Scott Mittleman
Hi, good morning and congratulations.
A
Thank you.
Q – Scott Mittleman
I was hoping you could just elaborate first on the bleach market, you just name two of the other players in it that's you are going to be form the number one when you look at the market landscape?
A
I can't do that. The bleach market is really highly fragmented and that there are a lot of small companies but if you look at the bigger companies that -- that participate besides, Pioneer and Olin, Kuehne Chemical, which is a Northeast US Company, Allied Universal which operates in the Southeast US, Jones Chemical, Odyssey, really round out besides Olin and Pioneer the top six or seven companies.
Q – Scott Mittleman
So as you are number one positioned, do you have an approximate market share that would encompass?
A
We have industry information within the K, in the 20% range market share.
Q – Scott Mittleman
That would be combined?
A
Combined yes.
Q – Scott Mittleman
And just regarding divestitures if any chlorine plant that you guys will be willing to -- in the -- may be the Southeast of United States or another area if necessary or is that out of the question?

A
No we -- as we look at, we have talked in our remarks about the geographic diversity that -- that this transaction bring to us and each of the plants we believe has a continuing place in the combined company and will be able to make a contribution. And the -- your earlier question about bleach, let me further put some detail to that, I was -- I was looking at market shares and speaking the market shares really for the Industrial Bleach sector, there is another bleach sector that is really consumer oriented bleach and that's not one that we have participated in any significant way. So, industrial bleach companies are the companies that I mentioned earlier.
Q – Scott Mittleman
And just my final question, you mentioned earlier that you are in talks for 10 months [ph] for the – I didn't hear that there was an auction process?
A
There was not an auction process, we are in discussions on and off over the last 10 months.
Q – Scott Mittleman
Thanks very much.
A
Thank you.
Operator: We will go to John Roberts of Buckingham Research.
Q – John Roberts
Good morning guys.
A – Joseph Rupp
Good morning, John.
Q – John Roberts
There are some other non-strategic chlor-alkali businesses out there, PPG got asked about business with their meeting on Friday. And almost 10 years ago, I guess, and less than 10 years you had discussions with Occidental. Is this deal probably precludes you from any other big deals that will now put you on antitrust issue from any further consolidation with a major chlor alkali producer?
A – Joseph Rupp
John, I think it would make it more difficult for another deal.
Q – John Roberts
So, this may be the maximum size of your domestic chlor alkali business?
A – Joseph Rupp
I would say may be. I think there are some other options.
Operator: We will go next to Mike Judd of Greenwich Consultants.
Q – Michael Judd
Yeah, just a follow-up question to John Robert's question. If you look at the exhibit on page 8, Dow is by far the largest and even Occi is pretty big. So, if you would combine together PPG and Olin and Pioneer, you wouldn't as large as, either largest. So, I'm just curious as to your previous comments, what's really driving that?
A – Joseph Rupp
Your question is why we couldn't combine with like PPG.
Q – Michael Judd
Why?
A – Joseph Rupp
Because it make us, I think that's why we answered, might be the answer is it would be difficult, I am not saying that we will totally preclude us from it, we are just saying that it may be difficult, and that what you get into is the geographic overlaps etcetera. But I would say it's not impossible, it just, it may be difficult.

Q – Michael Judd
Okay, great. And congratulations on the deal, just one last thing, did you have a breakout of, you gave us four different areas, logistics, SG&A, freight, purchasing, etcetera. Did you have a breakdown, percentage basis or whatever basis you wanted to give us how much of the 20 or the 35 million in synergies, which categories?
A
Mike, we didn't have, I don't think we gave a breakout, other than stating that the number one synergy was logistic synergies.
A
Yes.
Q – Michael Judd
Okay, when you say the biggest opportunity is a greater than 50%?
A
We haven't commented on that.
Q – Michael Judd
Okay, thanks for the help.
A
Thanks Mike.
Operator: We will go to Don Carson of Merrill Lynch.
Q – Donald Carson
Yes, a question on natural gas. I noticed that obviously you have purchased your own Power historically, you haven't generated your own power, but St. Gabriel and Henderson use nat-gas cogen, how big are those purchase requirements, and what would be your approach to managing that new exposure?
A
Well, obviously, those two facilities will be more natural gas based than our existing facilities are, through the utilities that we buy energy from. The natural gas industry and the utilities that are purchased, that Pioneer buys from both of those locations are highly regulated and it's my understanding there aren't a lot of competitive options. However, part of the beauty of the St. Gabriel conversion is that we are putting best available membrane cell technology which will reduce overall energy consumption at the site. So that's just part of the equation and the trade-off for the location you get being close to the end markets that you want to serve and reducing your freight and logistics exposure, that's part of the trade-off, may be having a natural gas sales as a feedstock for energy that you are more reliant on.
Q – Donald Carson
And what will your annual natural gas purchases be, just trying to get a sense of your operating leverage there?
A
I don't have that information. We will have to get that information.
Q – Donald Carson
Okay, I will follow-up on that, thanks.
Operator: [Operator Instructions]. We go to John Nelson of the State of Wisconsin Investment Board.
Q – John Nelson
Hi, it sounds like a good acquisition. My only major concern is, I mean you mentioned the 150 to 200 million permanent financing?
A
Yes, we did.
Q – John Nelson
The hedge funds are given away a lot of what looks like free money in the form of converts, but then you kind of give up a lot of funny stuff happening in the trading your stock, do you have any intention of doing a convert to do this permanent financing?
A
We do not know.
Q – John Nelson
Okay, great. Thank you.
A
Thank you.

Operator: We will go to Tom Kay [ph] of Camden.
Q
Hi, sorry I apologize if you did already commented on this, you are expecting -- what's the earliest closing day you are expecting?
A
We are seeing in the second half.
Q
Second half, so but -- that could be is really like two weeks, so I am just curious like within the second half what would you -- what would be the kind of earliest you would expect?
A
We don't -- we are thinking its going to occur in the second half of the year.
Q
Okay. Thank you.
A
Yeah, thanks.
Operator: [Operator Instructions]. We will go to William Matthews of Canyon Capital.
Q – William Matthews
Hey guys, I jumped on late, I am not sure if you answered this already, but have you decided what you are going to do with the existing outstanding convert?
A
The existing convert has a put that will be put at closing, so as we said in our remarks, it will be simultaneously converted to cash, on cash payment at closing.
Q – William Matthews
Then what's the put price?
A
There is a breakage fee associated with it.
Q – William Matthews
And do you know that?
A
It's approximately $25 million.
Q – William Matthews
And when you say there is a put, do you mean at what price is it put to the company?
A
It's put to the company in the form of shares, it's shares.
Q – William Matthews
Okay, so it's convertible; this is a convertible event convertible, and then put to you in shares.

A
That's correct.
A
Correct.
Q – William Matthews
Okay.
A
But it will happen simultaneously at closing because that's, the convertible event is the sale.
Q – William Matthews
Got it. Okay great, thank you.
Operator: And at this time, I will turn the conference back to Mr. Rupp for any closing remarks.
Joseph D. Rupp, Chairman, President and Chief Executive Officer
We want to thank you for joining us today. We think we've taken an excellent step to creating value for our shareholders and we will look forward to speaking with you when we make our report at the end of the second quarter in July with our results. So, thank you very much for joining us today.
Operator: And that concludes today's conference call. We thank you for your participation. You may disconnect at this time.

IMPORTANT LEGAL INFORMATION

Pioneer intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PIONEER, THE PROPOSED TRANSACTION AND RELATED MATTERS.  A definitive proxy statement will be sent to holders of Pioneer’s common stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Pioneer.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov.  In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Pioneer Corporate Office, 700 Louisiana Street, Suite 4300, Houston Texas, 77002, (713) 570-3200 (phone), (713) 225-6475 (fax), Attention: Gary Pittman.

Pioneer, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Pioneer stock.  Olin Corporation may also be deemed a participant in such solicitation by virtue of its execution of the merger agreement.  Information regarding Pioneer’s directors and executive officers is available in the proxy statement filed with the SEC by Pioneer on April 19, 2007.  Information regarding Olin’s directors and executive officers is available in the proxy statement filed with the SEC by Olin on March 2, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC.